FOR IMMEDIATE RELEASE                       CONTACT: Dirk Vande Beek
April 10, 2000                                       Halliburton Company
                                                     (713) 676-8097

                                                     Jane Van Ryan
                                                     SAIC
                                                     703/676-4097

                  HALLIBURTON AND SAIC TO FORM INTERNET VENTURE
                     TO TRANSFORM E&P OPERATIONAL PROCESSES

DALLAS, Texas - Halliburton Company (NYSE: HAL) and Science Applications International Corporation (SAIC) announced today their intent to form a venture, which will provide Web-based portals tailored to enhance the way upstream exploration and production (E&P) professionals are hosted in a high performance, networked technical environment.
         "Wealth creation in the E&P industry is based on a series of investment decisions," said Dick Cheney, chairman and chief executive officer of Halliburton, "each of which calls for a unique set of tools, information and professional experience. Many of the pieces of these solutions have been available for some time. This venture will use the Internet to provide the backbone for bringing them together in real time to increase investment returns."
         The new venture will support a collaborative approach to E&P decisions through Knowledge Service Providers (KSPs). KSPs will provide an integrated set of software applications, data integration and collaboration capabilities shared among communities of practice formed around the key decision points in the life of an oil field assets. Through KSPs, it will be possible to extend these communities dynamically beyond corporate boundaries to include partners as needed. The key enabling technologies are a reliable, secure, high-bandwidth communications infrastructure coupled to scaleable, high performance software and computing facilities.
         "When fully operational, KSPs will allow teams of energy industry scientists and engineers to work together more effectively by collaborating and exchanging information interactively over a secure network," said Dr. J. Robert Beyster, chairman and chief executive officer of SAIC.

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         "This new venture will pioneer the transformation of the E&P industry's operational processes. No longer will professionals have to come together geographically in order to collaborate. The day of virtual `infostructures' has arrived," said Robert P. Peebler, president and chief executive officer of Landmark Graphics Corporation, a subsidiary of Halliburton.
         "Our energy customers need a system that provides value and reduces costs. We believe our venture with SAIC will bring those attributes to the marketplace," Peebler added.

                       Venture leverages existing network

         The venture will be headquartered in Houston, Texas. SAIC's Advanced Network eXchange(TM) (ANX(R)) will provide the platform for communications services.
         "This is consistent with our strategy of expanding the ANX(R) network into other markets beyond the automotive industry. With technical applications being at the heart of the E&P value chain, E&P customers need the high performance, reliable and secure connectivity that the ANX(R) network provides," said Dr. John E. Glancy, head of SAIC's e-commerce business.
         Lane Sloan, head of SAIC's Energy Sector noted, "Providing real time data integration capabilities is an ultimate objective which should provide high value to E&P customers. Landmark's expertise in E&P software applications and project data management and SAIC's strength in applications, interpretation and data warehousing are being brought together to enable the high level integration of multiple data sources covering both technical and business data."
         The concept of a workflow-centric portal is the foundation for transforming the E&P operational processes. KSPs will provide a layered set of capabilities ranging from free Internet access of E&P information sources to technical application hosting, data integration services and collaboration facilities. Its open architecture enables a wide array of applications and services from a broad spectrum of providers.
         SAIC is the nation's largest employee-owned research and engineering company, providing information technology and systems integration products and services to government and commercial customers. SAIC scientists and engineers work to solve complex technical problems in telecommunications, national security, health care, transportation, energy, the environment, and financial services. For the fiscal year ending January 31, 2000, SAIC revenues were approximately $5.5 billion. SAIC and its subsidiaries, including Telcordia Technologies (formerly Bellcore), have more than 39,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at.www.saic.com.

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         Halliburton  Company,  founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction group and Dresser Equipment Group business segments. In 1999, Halliburton's consolidated revenues were $14.9 billion and it conducted business with a workforce of approximately 100,000 in more than 120 countries. The company's World Wide Web site can be accessed at www.halliburton.com.

                                       ###

Note: In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Halliburton Company cautions that statements in this press release which are forward looking and which provide other than historical information involve risks and uncertainties that that may impact the company's actual results of operations. Please see Halliburton's Form 10-K for the year ended December 31, 1999 for a more complete discussion of such risk factors.



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